EXHIBIT 99

MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607
(312) 633-0333
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:

Jill York - Vice President and Chief Financial Officer

E-Mail:  jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS 23% INCREASE IN THIRD QUARTER 2004 NET INCOME

CHICAGO, October 26, 2004 – MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today third quarter results for 2004.  The Company had net income of $16.7 million for the third quarter of 2004 compared to $13.6 million for the third quarter of 2003, an increase of 22.8%.  Fully diluted earnings per share for the third quarter of 2004 increased 14.0% to $0.57 compared to $0.50 per share in the third quarter of 2003.

RESULTS OF OPERATIONS

Third Quarter Results

Net income was $16.7 million for the third quarter of 2004, compared to $13.6 million for the third quarter of 2003.  The results for the third quarter of 2004 generated an annualized return on average assets of 1.33% and an annualized return on average equity of 14.38%, compared to 1.28% and 14.95%, respectively, for the same period in 2003.

Net interest income was $42.4 million for the three months ended September 30, 2004, an increase of $6.0 million, or 16.4% from $36.4 million for the comparable period in 2003.  Net interest income grew primarily due to a $671.5 million, or 17.4% increase in average interest earning assets.  Approximately $400 million of the increase in average interest earning assets is due to our acquisition of First Security Federal Savings Bank (First SecurityFed) in the second quarter of 2004, with the remainder resulting from organic growth.  The net interest margin, expressed on a fully tax equivalent basis, was 3.83% for the third quarter of 2004 and the third quarter of 2003.

The provision for loan losses decreased $3.6 million to $1.8 million in the third quarter of 2004 from $5.4 million in the comparable 2003 period.  Net charge-offs were $1.6 million in the quarter ended September 30, 2004 compared to $4.5 million in the quarter ended September 30, 2003.  See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income decreased $1.7 million, or 9.8% to $15.5 million for the quarter ended September 30, 2004 from $17.2 million for the third quarter of 2003.  Net gain on sale of securities available for sale declined by $827 thousand as no gains were realized in the third quarter of 2004 compared to net gains of $827 thousand in the 2003 quarter.  Net lease financing declined by $1.1 million due to an unusually high level of residual realization within the lease investment portfolio in the third quarter of 2003.  Loan service fees decreased by $551 thousand primarily due to declines in prepayment fees and letter of credit fees totaling $241 thousand and $165 thousand, respectively.  Trust, asset management and brokerage fees increased by $339 thousand, primarily due to a $375 thousand increase in brokerage fees resulting from higher investment sales activity at our wholly owned full service broker/dealer, Vision Investment Services, Inc. (Vision), which was offset by a slight decrease in insurance agency fee revenue.  Other operating income increased by $244 thousand, primarily due to a $488 thousand increase in gain on the sale of loans, which was partially offset by a $133 thousand decrease in gain on sales of other real estate owned during the period.  Gain on sale of loans increased due to a $36 thousand gain in the 2004 third quarter compared to a $452 thousand loss in the third quarter of 2003, which includes an $800 thousand lower of cost or market adjustment on $7.7 million of mobile home loans transferred to loans held for sale and subsequently sold.

Other expense increased by $3.7 million, or 12.9% to $32.2 million for the quarter ended September 30, 2004 from $28.5 million for the quarter ended September 30, 2003.  Salaries and employee benefits and computer service expenses increased by $2.0 million and $326 thousand, respectively, due to the acquisition of First SecurityFed and organic growth.  Occupancy and equipment expense increased by $1.2 million due to expenses associated with the Company’s new operations center (MB Center) in Rosemont, Illinois and the acquisition of First SecurityFed.

Income tax expense for the three months ended September 30, 2004 increased $1.2 million to $7.2 million compared to $6.0 million for the comparable period in 2003.  The effective tax rate was 30.1% and 30.7% for the three months ended September 30, 2004 and 2003, respectively.  The decline in the effective tax rate was primarily due to a $716 thousand increase in nontaxable investment securities income during the third quarter of 2004 compared to the same period in 2003.

Year-To-Date Results

Net income was $46.8 million for the first nine months of 2004, compared to $39.1 million for the first nine months of 2003, an increase of 19.6%.  Fully diluted earnings per share for the nine months ended September 30, 2004 increased 14.6% to $1.65 compared to $1.44 for the same period in 2003.  Year-to-date 2004 results generated an annualized return on average assets of 1.33% and an annualized return on average equity of 14.95%, compared to 1.26% and 14.71%, respectively, for the same period in 2003.

Net interest income was $116.3 million for the first nine months ended September 30, 2004, an increase of $11.3 million, or 10.7% from $105.0 million for the first nine months of 2003.  Net interest income grew primarily due to a $462.8 million, or 12.2% increase in average interest earning assets, which offset a 2 basis point decline in the net interest margin, expressed on a fully tax equivalent basis, to 3.76% from 3.78% in the comparable 2003 period.  The increase in average interest earning assets is primarily due to organic growth, as well as an additional $130 million due to the acquisition of First SecurityFed in the second quarter of 2004.

The provision for loan losses decreased $4.6 million to $5.6 million in the first nine months of 2004 from $10.2 million in the comparable 2003 period.  Year-to-date net charge-offs were $4.8 million at September 30, 2004 compared to $8.6 million in the same period of 2003.  See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income decreased $922 thousand, or 1.9% to $48.6 million for the nine months ended September 30, 2004 from $49.6 million for the comparable 2003 period.  Gain on sale of bank subsidiary declined by $3.1 million, reflecting the sale of Abrams Centre Bancshares, Inc. (Abrams), our former banking subsidiary located in Dallas, Texas, in the second quarter of 2003.  Loan service fees declined by $1.3 million primarily due to declines in loan prepayment fees and mortgage banking fees of $591 thousand and $504 thousand, respectively.  Other operating income declined by $600 thousand, primarily due to a $591 thousand decline in gain on the sale of loans.  Mortgage loans sold (excluding $88.2 million of First SecurityFed loans securitized and transferred to investment securities available for sale in the third quarter of 2004) decreased $89.8 million to $14.6 million for the nine months ended September 30, 2004 compared to $104.4 million during the same period of 2003.  The decline in mortgage loans sold was due to lower mortgage loan origination activity in 2004.  Trust, asset management and brokerage fees increased by $1.9 million due to a $1.7 million increase in brokerage fees and a $244 thousand increase in income from trust and asset management activities.  Brokerage fees increased primarily due to higher investment sales activity at Vision.  Deposit service fees increased by $859 thousand primarily due to increased in NSF and overdraft fees and monthly service charges of $614 thousand and $241 thousand, respectively.  Net lease financing increased by $766 thousand due to higher residual realization within the lease investment portfolio and net gain on sale of securities available for sale increased by $553 thousand due to net gains of $1.1 million in 2004 compared to $529 thousand in 2003.

Other expense increased by $4.9 million, or 5.6% to $92.2 million for the nine months ended September 30, 2004 from $87.3 million for the nine months ended September 30, 2003.  Salaries and employee benefits, other operating expense, advertising and marketing expense, and computer service expense increased by $4.3 million, $720 thousand, $615 thousand, and $516 thousand, respectively, due to the acquisition of First SecurityFed and organic growth.  Occupancy and equipment expense increased by $1.2 million due to expenses associated with MB Center and the acquisition of First SecurityFed.  Brokerage fee expense increased by $839 thousand primarily due to higher investment sales activity at Vision during 2004.  Professional and legal expense decreased by $2.3 million.  The decrease was due to non-routine expenses incurred in the first nine months of 2003, primarily the write-off of $1.0 million in costs associated with planning construction of a new operations center prior to management’s decision to pursue the more cost-effective option of purchasing an existing structure, approximately $400 thousand in legal expense as the plaintiff in litigation defending our corporate trademark, and the settlement of litigation costing approximately $300 thousand in conjunction with the sale of Abrams.  Prepayment fee on Federal Home Loan Bank advances decreased by $1.1 million due to a fee incurred in the 2003 period on the payoff of $8.1 million in long-term advances; there were no prepayments in the 2004 period.

Income tax expense for the nine months ended September 30, 2004 increased $2.4 million to $20.3 million compared to $17.9 million for the first nine months of 2003.  The effective tax rate was 30.3% and 31.4% for the nine months ended September 30, 2004 and 2003, respectively.  The decline in the effective tax rate was primarily due to a $2.3 million increase in nontaxable investment securities income during the first nine months of 2004 compared to the same period in 2003.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended September 30,
	2004			2003
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$3,218,578	$47,515	5.87%	$2,776,835	$40,730	5.82%
Loans exempt from federal income taxes (3)	3,139	48	5.98	3,474	57	6.42
Taxable investment securities	1,061,057	10,783	4.07	913,573	9,418	4.12
Investment securities exempt from federal income taxes (3)	239,366	3,449	5.64	163,343	2,348	5.62
Federal funds sold	720	4	2.17	262	1	0.95
Other interest bearing deposits	10,830	26	0.96	4,656	8	0.68
Total interest earning assets	4,533,690	61,825	5.43	3,862,143	52,562	5.40
Non-interest earning assets	484,812			366,644
Total assets	$5,018,502			$4,228,787

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$754,183	$1,453	0.77%	$702,246	$1,266	0.72%
Savings deposits	542,167	812	0.60	475,875	660	0.55
Time deposits	1,860,102	11,626	2.49	1,603,374	10,259	2.54
Short-term borrowings	494,851	1,752	1.41	346,821	1,134	1.30
Long-term borrowings and junior subordinated notes	211,162	2,547	4.72	123,617	1,972	6.24
Total interest bearing liabilities	3,862,465	18,190	1.87	3,251,933	15,291	1.87
Non-interest bearing deposits	642,906			558,235
Other non-interest bearing liabilities	50,273			57,274
Stockholders’ equity	462,858			361,345
Total liabilities and stockholders’ equity	$5,018,502			$4,228,787
Net interest income/interest rate spread (4)		$43,635	3.56%		$37,271	3.53%
Taxable equivalent adjustment		1,224			842
Net interest income, as reported		$42,411			$36,429
Net interest margin on a fully tax equivalent basis (5)			3.83%			3.83%
Net interest margin (5)			3.72%			3.74%

(1)                  Non-accrual loans are included in average loans.

(2)                  Interest income includes amortization of deferred loan origination fees of $2.6 million and $977 thousand for the three months ended September 30, 2004 and 2003, respectively.

(3)                  Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.

(4)                  Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)                  Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $6.3 million, or 17.1% to $43.6 million for the three months ended September 30, 2004 from $37.3 million for the three months ended September 30, 2003.  Tax-equivalent interest income increased by $9.3 million due to a $671.5 million, or 17.4% increase in average interest earning assets.  The increase was comprised of a $441.4 million, or 15.9% increase in average loans, a $223.5 million, or 20.8% increase in average investment securities and a $6.2 million increase in average interest bearing deposits.  The yield on average interest earning assets increased 3 basis points to 5.43%.  Interest expense increased by $2.9 million as average interest bearing liabilities increased by $610.5 million, while their cost remained unchanged at 1.87%.  Approximately $400 million of the increase in average interest earning assets and $370 million of the increase in average interest bearing liabilities was due to our acquisition of First SecurityFed in the second quarter of 2004, with the remainder resulting from organic growth.  The net interest margin expressed on a fully tax equivalent basis was 3.83% in the third quarter of 2004 and the third quarter of 2003.  The net interest margin expressed on a fully tax equivalent basis for the third quarter of 2004 increased by 11 basis points from 3.72% in the second quarter of 2004 primarily due to the rise in short-term interest rates.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Nine Months Ended September 30,
	2004			2003
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$3,013,241	$128,351	5.69%	$2,738,411	$124,099	6.06%
Loans exempt from federal income taxes (3)	3,185	155	6.39	3,682	185	6.63
Taxable investment securities	1,001,709	31,045	4.13	881,572	27,458	4.15
Investment securities exempt from federal income taxes (3)	210,504	9,035	5.64	129,497	5,506	5.61
Federal funds sold	6,670	48	0.95	22,271	187	1.11
Other interest bearing deposits	9,065	61	0.90	6,174	44	0.95
Total interest earning assets	4,244,374	168,695	5.31	3,781,607	157,479	5.57
Non-interest earning assets	436,663			362,321
Total assets	$4,681,037			$4,143,928

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$723,456	$3,964	0.73%	$675,430	$4,709	0.93%
Savings deposits	495,669	2,113	0.57	462,128	2,449	0.71
Time deposits	1,767,707	32,221	2.43	1,652,646	34,227	2.77
Short-term borrowings	454,470	4,359	1.28	269,179	2,947	1.46
Long-term borrowings and junior subordinated notes	162,908	6,564	5.29	127,335	6,177	6.40
Total interest bearing liabilities	3,604,210	49,221	1.82	3,186,718	50,509	2.12
Non-interest bearing deposits	607,473			545,094
Other non-interest bearing liabilities	51,388			56,540
Stockholders’ equity	417,966			355,576
Total liabilities and stockholders’ equity	$4,681,037			$4,143,928
Net interest income/interest rate spread (4)		$119,474	3.49%		$106,970	3.45%
Taxable equivalent adjustment		3,216			1,992
Net interest income, as reported		$116,258			$104,978

Net interest margin on a fully tax equivalent basis (5)			3.76%			3.78%
Net interest margin (5)			3.66%			3.71%

(1)                  Non-accrual loans are included in average loans.

(2)                  Interest income includes amortization of deferred loan origination fees of $5.1 million and $3.0 million for the nine months ended September 30, 2004 and 2003, respectively.

(3)                  Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.

(4)                  Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)                  Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $12.5 million, or 11.7% to $119.5 million for the nine months ended September 30, 2004 from $107.0 million for the nine months ended September 30, 2003.  Tax-equivalent interest income increased by $11.2 million due to a $462.8 million, or 12.2% increase in average interest earning assets.  The increase was comprised of a $274.3 million, or 10.0% increase in average loans, and a $201.1 million, or 19.9% increase in average investment securities, offset by a $15.6 million decline in federal funds sold.  The increase in average interest earning assets was partially offset by a 26 basis point decline in their yield to 5.31%.  Interest expense declined by $1.3 million due to a 30 basis point decline in the cost of interest bearing liabilities, which was partially offset by a $417.5 million, or 13.1% increase in average interest bearing liabilities.  The increase in average interest earning assets and interest bearing liabilities was primarily due to organic growth, as well as the acquisition of First SecurityFed in the second quarter of 2004, which added approximately $130 million in average interest earning assets and $120 million in average interest bearing liabilities.  The net interest margin expressed on a fully tax equivalent basis decreased 2 basis points to 3.76% in the first nine months of 2004 from 3.78% in the first nine months of 2003, as there was a higher percentage of interest bearing liabilities to interest earning assets in the 2004 period.

BALANCE SHEET

Total assets increased $714.3 million or 16.4% to $5.1 billion at September 30, 2004 from $4.4 billion at December 31, 2003.  Net loans increased by $357.7 million, or 12.8% to $3.1 billion at September 30, 2004 (See “Loan Portfolio” section below).  Investment securities available for sale increased by $268.7 million, or 24.2% to $1.4 billion at September 30, 2004.  The above increases were primarily due to our acquisition of First SecurityFed, which had total assets, net loans and investment securities available for sale of $566.9 million, $295.8 million and $162.1 million, respectively, at the acquisition date, and organic growth.  During the third quarter of 2004, $88.2 million in residential real estate loans acquired from First SecurityFed were securitized and transferred to investment securities available for sale for additional flexibility and favorable capital treatment on the Company’s balance sheet.

Total liabilities increased by $618.5 million, or 15.5% to $4.6 billion at September 30, 2004 from $4.0 billion at December 31, 2003.  Total deposits grew by $410.4 million, or 12.0% to $3.8 billion at September 30, 2004, primarily due to our acquisition of First SecurityFed, which had total deposits of $319.9 million at the date of acquisition.  Short-term borrowings increased by $101.5 million, or 25.9% due to increases of $69.2 million and $39.9 million in short-term Federal Home Loan Bank advances ($16.4 million assumed from First SecurityFed), and securities sold under agreement to repurchase, respectively, which were partially offset by a $6.9 million decrease in federal funds purchased.  Long-term borrowings increased by $100.5 million, primarily due to a $101.8 million increase in long-term Federal Home Loan Bank advances, of which $77.5 million were assumed in the First SecurityFed acquisition.

Total stockholders’ equity increased $95.8 million, or 25.5% to $471.3 million at September 30, 2004 compared to $375.5 million at December 31, 2003.  Additional paid-in capital increased by $65.6 million, primarily due to shares issued in conjunction with the First SecurityFed acquisition.  Retained earnings increased by $36.6 million due to net income of $46.8 million partially offset by $10.2 million, or $0.37 per share, in cash dividends.  The above increases were offset by a $4.9 million increase in treasury stock, a $970 thousand increase in unearned compensation related to restricted stock awards, and a $555 thousand decline in other comprehensive income.

At September 30, 2004, the Company’s total risk-based capital ratio was 12.67%; Tier 1 capital to risk-weighted assets ratio was 11.44% and Tier 1 capital to average asset ratio was 8.49%.  MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at September 30, 2004.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):

	September 30, 2004		December 31, 2003		September 30, 2003
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial	$686,274	22%	$647,365	23%	$637,927	23%
Commercial loans collateralized by assignment of lease payments	254,650	8%	234,724	8%	243,027	9%
Commercial real estate	1,211,625	38%	1,090,498	39%	1,063,741	38%
Residential real estate	441,295	14%	361,110	13%	348,945	13%
Construction real estate	331,496	10%	268,523	9%	257,591	9%
Installment and other	262,979	8%	223,574	8%	221,157	8%
Gross loans (1)	3,188,319	100%	2,825,794	100%	2,772,388	100%
Allowance for loan losses	(44,392)		(39,572)		(38,513)
Net loans	$3,143,927		$2,786,222		$2,773,875

(1)          Gross loan balances at September 30, 2004, December 31, 2003, and September 30, 2003 are net of unearned income, including net deferred loan fees of $4.9 million, $4.2 million, and $4.3 million, respectively.

Net loans increased by $357.7 million, or 12.8%, from $2.8 billion at December 31, 2003 to $3.1 billion at September 30, 2004.  Commercial real estate, residential real estate, construction real estate, commercial, installment and other loans, and commercial loans collateralized by assignment of lease payments grew by $121.1 million, $80.2 million, $63.0 million, $38.9 million, 39.4 million, and $19.0 million, respectively.  The increases were primarily due to our acquisition of First SecurityFed, which had net loans of $295.8 million at the acquisition date (of which $88.2 million in residential real estate loans were securitized and transferred to investment securities available for sale in the third quarter of 2004 for additional flexibility and favorable capital treatment on the Company’s balance sheet) and growth in both existing customer and new customer loan demand resulting from our focus on marketing and new business development.

Net loans increased by $410.1 million, or 15.0% to $3.1 billion at September 30, 2004 from $2.8 billion at September 30, 2003.  The increase was primarily due to our acquisition of First SecurityFed, which had net loans of $295.8 million at the acquisition date (of which $88.2 million in residential real estate loans were securitized and transferred to investment securities available for sale in the third quarter of 2004) and growth in both existing customer and new customer loan demand resulting from our focus on marketing and new business development.

Net loans declined by $5.1 million during the third quarter of 2004 from $3.1 billion at June 30, 2004, primarily due to the securitization of $88.2 million in residential real estate loans acquired from First SecurityFed, which offset continued strong growth within the portfolio.  Additionally, during the third quarter of 2004, First SecurityFed loans were reclassified from commercial real estate loans and commercial loans in the amount of $42.7 million and $23.8 million, respectively, and reclassified to residential real estate loans and installment and other loans in the amount of $33.6 million and $32.9 million, respectively.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):

	September 30, 2004	December 31, 2003	September 30, 2003
Non-performing loans:
Non-accrual loans	$25,403	$20,795	$23,240
Loans 90 days or more past due, still accruing interest	921	317	2,369
Total non-performing loans	26,324	21,112	25,609
Other real estate owned	—	472	472
Other repossessed assets	—	—	—
Total non-performing assets	$26,324	$21,584	$26,081
Total non-performing loans to total loans	0.83%	0.75%	0.92%
Allowance for loan losses to non-performing loans	168.64%	187.44%	150.39%
Total non-performing assets to total assets	0.52%	0.50%	0.61%

The $4.7 million increase in non-accrual loans from December 31, 2003 to September 30, 2004 was primarily due to $3.6 million in loans acquired from First SecurityFed which are currently classified as non-accrual loans.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Balance at beginning of period	$44,236	$37,599	$39,572	$33,890
Additions from acquisition	—	—	4,052	3,563
Provision for loan losses	1,750	5,405	5,550	10,219
Charge-offs	(2,306)	(6,007)	(6,382)	(11,908)
Recoveries	712	1,516	1,600	3,277
Allowance related to bank subsidiary sold	—	—	—	(528)
Balance at September 30,	$44,392	$38,513	$44,392	$38,513
Total loans at September 30,	$3,188,319	$2,772,388	$3,188,319	$2,772,388
Ratio of allowance for loan losses to total loans	1.39%	1.39%	1.39%	1.39%

The Company maintains its allowance for loan losses at a level that management believes is adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans, prior loss experience and the value of underlying collateral.

Net charge-offs decreased by $2.9 million in the quarter ended September 30, 2004 compared to the quarter ended September 30, 2003.  Charge-offs declined by $3.7 million as the 2003 third quarter included charge-offs of one commercial loan and one commercial real estate loan totaling $3.1 million and $1.0 million, respectively.  The provision for loan losses declined by $3.6 million to $1.8 million in the quarter ended

September 30, 2004 from $5.4 million in the quarter ended September 30, 2003 based on the results of our quarterly analysis of the loan portfolio.

Net charge-offs decreased by $3.8 million in the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003.  Charge-offs declined by $5.5 million as the 2003 period included charge-offs of one commercial loan and one commercial real estate loan totaling $3.1 million and $2.2 million, respectively.  The provision for loan losses declined by $4.6 million to $5.6 million in the nine months ended September 30, 2004 from $10.2 million in the same period in 2003 based on the results of our quarterly analyses of the loan portfolio.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (7) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (8) our ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in the Chicago metropolitan area in particular; (11) the costs, effects and outcomes of litigation; (12) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; and (14) our future acquisitions of other depository institutions or lines of business.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2004 and December 31, 2003

(Amounts in thousands, except common share data)

(Unaudited)

	September 30, 2004	December 31, 2003

ASSETS
Cash and due from banks	$94,607	$91,283
Interest bearing deposits with banks	8,306	6,647
Investment securities available for sale	1,380,803	1,112,110
Loans held for sale	593	3,830
Loans (net of allowance for loan losses of $44,392 at September 30, 2004 and $39,572 at December 31, 2003)	3,143,927	2,786,222
Lease investments, net	60,105	73,440
Premises and equipment, net	105,656	80,410
Cash surrender value of life insurance	85,298	82,547
Goodwill, net	123,644	70,293
Other intangibles, net	13,815	7,560
Other assets	52,657	40,751

Total assets	$5,069,411	$4,355,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest bearing	$635,506	$598,961
Interest bearing	3,206,922	2,833,074
Total deposits	3,842,428	3,432,035
Short-term borrowings	493,136	391,600
Long-term borrowings	121,917	21,464
Junior subordinated notes issued to capital trusts	87,443	87,443
Accrued expenses and other liabilities	53,164	47,058
Total liabilities	4,598,088	3,979,600

Stockholders’ Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued 28,846,986 shares at September 30, 2004 and 26,807,430 at December 31, 2003)	288	268
Additional paid-in capital	137,413	71,837
Retained earnings	333,523	296,906
Unearned compensation	(1,168)	(198)
Accumulated other comprehensive income	7,976	8,531
Less: 188,843 and 57,300 shares of treasury stock, at cost, at September 30, 2004 and December 31, 2003, respectively	(6,709)	(1,851)
Total stockholders’ equity	471,323	375,493

Total liabilities and stockholders’ equity	$5,069,411	$4,355,093

MB FINANCIAL, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except common share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Interest income:
Loans	$47,546	$40,767	$128,452	$124,219
Investment securities:
Taxable	10,783	9,418	31,045	27,458
Nontaxable	2,242	1,526	5,873	3,579
Federal funds sold	4	1	48	187
Other interest bearing accounts	26	8	61	44
Total interest income	60,601	51,720	165,479	155,487

Interest expense:
Deposits	13,891	12,185	38,298	41,385
Short-term borrowings	1,752	1,134	4,359	2,947
Long-term borrowings and junior subordinated notes	2,547	1,972	6,564	6,177
Total interest expense	18,190	15,291	49,221	50,509
Net interest income	42,411	36,429	116,258	104,978

Provision for loan losses	1,750	5,405	5,550	10,219

Net interest income after provision for loan losses	40,661	31,024	110,708	94,759

Other income:
Loan service fees	1,064	1,615	3,248	4,576
Deposit service fees	4,873	4,745	13,801	12,942
Lease financing, net	3,624	4,683	11,902	11,136
Trust, asset management and brokerage fees	3,837	3,498	11,830	9,980
Net gain on sale of securities available for sale	—	827	1,082	529
Increase in cash surrender value of life insurance	910	872	2,751	2,690
Gain on sale of bank subsidiary	—	—	—	3,083
Other operating income	1,163	919	4,031	4,631
	15,471	17,159	48,645	49,567
Other expense:
Salaries and employee benefits	17,941	15,927	51,011	46,706
Occupancy and equipment expense	5,392	4,190	14,553	13,325
Computer services expense	1,268	942	3,590	3,074
Advertising and marketing expense	1,220	1,053	3,633	3,018
Professional and legal expense	474	585	1,905	4,167
Brokerage fee expense	1,151	1,130	3,578	2,739
Telecommunication expense	674	696	2,008	1,846
Other intangibles amortization expense	231	296	787	867
Prepayment fee on Federal Home Loan Bank advances	—	—	—	1,146
Other operating expenses	3,858	3,718	11,164	10,444
	32,209	28,537	92,229	87,332

Income before income taxes	23,923	19,646	67,124	56,994

Income taxes	7,198	6,028	20,341	17,882
Net Income	$16,725	$13,618	$46,783	$39,112

Common share data (1):
Basic earnings per common share	$0.58	$0.51	$1.69	$1.47
Diluted earnings per common share	$0.57	$0.50	$1.65	$1.44
Weighted average common shares outstanding	28,640,405	26,680,599	27,636,550	26,618,772
Diluted weighted average common shares outstanding	29,375,486	27,351,141	28,358,205	27,204,981

(1) The Company split its common shares three-for-two by paying a 50% stock dividend in December 2003.  All common share and per common share data has been adjusted to reflect such dividend.

MB FINANCIAL, INC. & SUBSIDIARIES

SELECTED FINANCIAL RATIOS

(Unaudited)

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2004	2003	2004	2003

Performance Ratios:

Annualized return on average assets	1.33%	1.28%	1.33%	1.26%

Annualized return on average equity	14.38	14.95	14.95	14.71

Net interest rate spread	3.56	3.53	3.49	3.45

Efficiency ratio (1)	54.49	53.24	55.21	55.98

Net interest margin – fully tax equivalent basis (2)	3.83	3.83	3.76	3.78

Net interest margin	3.72	3.74	3.66	3.71

Asset Quality Ratios:

Non-performing loans to total loans	0.83%	0.92%	0.83%	0.92%

Non-performing assets to total assets	0.52	0.61	0.52	0.61

Allowance for loan losses to total loans	1.39	1.39	1.39	1.39

Allowance for loan losses to non-performing loans	168.64	150.39	168.64	150.39

Net loan charge-offs to average loans (annualized)	0.20	0.64	0.21	0.42

Capital Ratios:

Tangible equity to assets (3)	6.86%	6.92%	6.86%	6.92%
Equity to total assets	9.30	8.56	9.30	8.56
Tangible book value per share (4)(6)	$11.84	$10.91	$11.84	$10.91
Book value per share (5)(6)	$16.47	$13.73	$16.47	$13.73

Company’s Capital Ratios:

Total capital (to risk-weighted assets)	12.67%	13.35%	12.67%	13.35%
Tier 1 capital (to risk-weighted assets)	11.44	11.51	11.44	11.51
Tier 1 capital (to average assets)	8.49	8.77	8.49	8.77

(1)                Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.

(2)                Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of interest earning assets.

(3)                Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.

(4)                Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

(5)                Equals total ending stockholders’ equity divided by common shares outstanding.

(6)                The Company split its common shares three-for-two by paying a 50% stock dividend in December 2003.  Per common share data has been adjusted to reflect such dividend.